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                            EXHIBIT 11 TO FORM 10-K

                           UMB FINANCIAL CORPORATION

                       Computation of Earnings Per Share



                                            1995          1994          1993
                                            ----          ----          ----

Net income divided by                   $52,176,000   $47,814,000   $41,119,000

Weighted average shares outstanding      20,680,255    21,075,750    19,489,265

Earnings per share                            $2.52         $2.26         $2.13